                         Report of Independent Auditors

The Board of Directors and Stockholders
Insurdata Incorporated

We have audited the accompanying consolidated balance sheets of Insurdata Incorporated and Subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insurdata Incorporated and Subsidiaries at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                                           /s/ Ernst & Young LLP
Dallas, Texas
March 28, 2000

                     Insurdata Incorporated and Subsidiaries

                           Consolidated Balance Sheets
                      (In thousands, except share amounts)
                                    (Note 1)

                                     ASSETS


                                                                                    December 31
                                                                               1998             1999
                                                                         ----------------- ----------------

      Current assets:
         Cash and cash equivalents                                          $  4,450         $   2,126
         Trade accounts receivable, net of allowance of $69 and $25,
           at December 31, 1998 and 1999, respectively                         2,482             2,732
         Receivables from affiliates                                           2,242             3,201
         Receivable from affiliate related to income taxes                        -                388
         Notes receivable                                                        308                -
         Deferred income taxes                                                   131               140
         Other current assets                                                    603               828
                                                                         ----------------- ----------------
      Total current assets                                                    10,216             9,415

      Property and equipment, net                                              5,987             6,278
      Capitalized software and contract start-up costs, net                    2,620             3,452
      Intangible assets, net                                                     920             1,144
      Long-term notes receivable                                                 292                -
      Long-term notes receivable - employees                                      -                631
                                                                         ----------------- ----------------
      Total assets                                                           $20,035         $  20,920
                                                                         ================= ================

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

      Current liabilities:
         Accounts payable                                                   $    235         $     959
         Accrued liabilities                                                   3,175             2,421
         Accrued liabilities payable to affiliates                               476               575
         Payable to affiliate related to income taxes                            731                 -
         Deferred revenues                                                       377               397
         Obligations under capital leases                                        179               148
                                                                         ----------------- ----------------
      Total current liabilities                                                5,173             4,500

      Notes payable                                                               36                24
      Obligations under capital leases                                           409               152
      Deferred income taxes                                                       18               680
      Phantom stock liability                                                    687               344

      Commitments

      Minority interest                                                           16                -

      Stockholders' equity:
         Common stock, no par value:
           Authorized shares - 50,000,000 issued and outstanding
             shares 16,396,667 for both 1998 and 1999                          5,531             5,777
         Retained earnings                                                     8,165             9,443
                                                                         ----------------- ----------------
      Total stockholders' equity                                              13,696            15,220
                                                                         ----------------- ----------------
      Total liabilities and stockholders' equity                            $ 20,035         $  20,920
                                                                         ================= ================


See accompanying notes.

                     Insurdata Incorporated and Subsidiaries

                        Consolidated Statements of Income
                    (In thousands, except per share amounts)
                                    (Note 1)

                                                                         Year ended December 31
                                                                   1997           1998            1999
                                                              --------------- -------------- ---------------

       Revenue                                                    $16,804        $19,325       $ 18,351
       Revenue from affiliates                                     12,591         24,908         28,112
                                                              --------------- -------------- ---------------
         Total revenue                                             29,395         44,233         46,463

       Operating expenses:
          Cost of revenues                                         21,371         33,935         37,104
          Selling, general and administrative                       4,526          5,534          5,759
          Research and development                                    440            533             22
          Amortization of capitalized software development
            and contract start-up costs                               645            834          1,344
          Amortization of intangible assets and goodwill               74             88            111
          Costs of preparing for public offering                        -            726              -
                                                              --------------- -------------- ---------------
       Total operating expenses                                    27,056         41,650         44,340
                                                              --------------- -------------- ---------------
       Operating income                                             2,339          2,583          2,123

       Interest and other income, net                                 541            256             80
                                                              --------------- -------------- ---------------
       Income before income taxes and minority interest             2,880          2,839          2,203
       Provision for income taxes                                   1,195            880            832
                                                              --------------- -------------- ---------------
       Income before minority interest                              1,685          1,959          1,371
       Minority interest in (income) loss of subsidiary               176            (34)           (93)
                                                              --------------- -------------- ---------------
       Net income                                                 $ 1,861        $ 1,925       $  1,278
                                                              =============== ============== ===============

       See accompanying notes.

                     Insurdata Incorporated and Subsidiaries

                 Consolidated Statements of Stockholders' Equity
                                 (In thousands)
                                    (Note 1)

                                                            Common Stock
                                                       ----------------------
                                                       Number of              Retained       Deferred
                                                         Shares     Amount     Earnings    Compensation     Total
                                                       ----------- ---------- ----------- ---------------- ---------
Balance at December 31, 1996                             16,397    $  8,408   $  4,459    $    (233)        $12,634
  Contribution of Insurdata Administrators from UICI
    (Note 1)                                                  -         273          -            -             273
  Contribution from UICI (Note 8)                             -         132          -            -             132
  Distributions to UICI and minority interests                -      (2,791)       (80)           -          (2,871)
  Amortization of deferred compensation                       -           -          -          147             147
  Net income and comprehensive income                         -           -      1,861            -           1,861
                                                       ----------- ---------- ----------- ---------------- ---------
Balance at December 31, 1997                             16,397       6,022      6,240          (86)         12,176
  Contribution from UICI (Note 8)                             -         216          -            -             216
  Distributions to UICI (Note 1)                              -        (707)         -            -            (707)
  Amortization of deferred compensation                       -           -          -           86              86
  Net income and comprehensive income                         -           -      1,925            -           1,925
                                                       ----------- ---------- ----------- ---------------- ---------
Balance at December 31, 1998                             16,397       5,531      8,165            -          13,696
  Tax benefits of stock option deduction                      -         246          -            -             246
  Net income and comprehensive income                         -           -      1,278            -           1,278
                                                       ----------- ---------- ----------- ---------------- ---------
Balance at December 31, 1999                             16,397    $  5,777   $  9,443    $         -       $15,220
                                                       =========== ========== =========== ================ =========

See accompanying notes.

                     Insurdata Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows
                                 (In thousands)
                                    (Note 1)

                                                                            Year ended December 31
                                                                       1997           1998           1999
                                                                   -------------- ------------- -------------
Operating Activities
Net income                                                            $ 1,861       $  1,925      $ 1,278
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation expense                                               1,193          1,959        2,644
     Amortization of intangibles and goodwill                              74             88          111
     Amortization of capitalized software development and
        contract start-up costs                                           645            834        1,344
     Income tax benefits of stock option deduction                          -              -          246
     Minority interest                                                   (176)            34           93
     Compensation from stock grants                                       147             86            -
     Provision for doubtful accounts                                      155            115           26
     Loss on disposal of fixed assets                                      89             52           35
     Purchased in-process research and development                          -            189            -
     Deferred income taxes                                                125            206          571
     Changes in operating assets and liabilities, net of
      dispositions
       Trade accounts receivable                                         (802)          (273)        (620)
       Receivables from affiliates                                     (3,694)            (8)        (959)
       Other current assets                                              (138)           146         (306)
       Accounts payable and accrued liabilities                         1,869            883          538
       Accrued liabilities payable to affiliates and phantom
         stock liability                                                 (227)        (1,120)        (245)
       Receivable/payable from affiliate for income taxes                 926           (250)        (693)
       Deferred revenues                                                  132           (127)          20
       Other                                                              161              -            -
                                                                   -------------- ------------- -------------
Net cash provided by operating activities                               2,340          4,739        4,083

Investing Activities
Capital expenditures                                                   (2,578)        (3,410)      (3,333)
Collection (issuance) of note receivable                                   -            (100)         146
Issuance of notes receivable to employees                                  -              -          (631)
Sale of Insurdata Administrators and Insurdata Marketing
  Services to affiliate, net                                                -              -          260
Software development and contract start-up costs capitalized             (701)        (1,513)      (1,979)
Payments from (advances to) affiliates                                 (4,371)         4,500            -
Sale of accounts receivable to affiliate                                  401             -             -
Payment of Insurdata Imaging Services contingent purchase price            -              -           (79)
Purchase of minority interest                                              -          (1,650)        (500)
                                                                   -------------- ------------- -------------
Net cash used in investing activities                                  (7,249)        (2,173)      (6,116)

Financing Activities
Contribution from (distribution to) parent, net                            64           (491)           -
Distribution to minority interests                                        (12)           (75)        (112)
Payments on capital lease obligations                                       -            (28)        (168)
Payments on long-term debt                                                  -            (11)         (11)
Payments on long-term debt with affiliates                               (362)             -            -
                                                                   -------------- ------------- -------------
Net cash used in financing activities                                    (310)          (605)        (291)
                                                                   -------------- ------------- -------------

                     Insurdata Incorporated and Subsidiaries

                                 (In thousands)
                                    (Note 1)


                                                                          Year ended December 31
                                                                      1997          1998         1999
                                                                   ------------  -----------  -----------
Net increase (decrease) in cash and cash equivalents               $  (5,219)    $  1,961      $ (2,324)
Cash and cash equivalents at beginning of year                         7,708        2,489         4,450
                                                                   ------------   -----------   -----------
Cash and cash equivalents at end of year                           $   2,489     $  4,450      $  2,126
                                                                   ============   ===========   ===========
Supplemental Cash Flow Information
Cash paid for interest                                             $     263     $    170      $     80
                                                                   ============   ===========   ===========
Cash paid for income taxes                                         $     145     $    846         1,029
                                                                   ============   ===========   ===========

Supplemental Schedule of Non-Cash Investing Activities
Acquisition of equipment under capital leases                      $       -     $    617      $      -
                                                                   ============  ===========   ===========




See accompanying notes.

                     Insurdata Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1999



1. Description of Business and Basis of Presentation

General

Insurdata Incorporated (the Company) provides comprehensive technology solutions and related outsourcing services to the claims and administration segment of the health care industry within the United States. The Company's services include proprietary workflow and internet-enabled business applications that address transaction processing and the flow of information among constituent users. In addition, the Company offers systems integration, technology management and business process outsourcing. The Company's services enable its clients to reduce administrative costs and improve customer service in all aspects of health care administration, from eligibility and enrollment to claim capture, processing, adjudication, payment and customer service. The Company's clients include insurance carriers, third-party administrators (TPAs), Blue Cross/Blue Shield organizations, self-administered employers and preferred provider organizations.

The Company is a majority owned subsidiary of UICI, a diversified financial services company. The accompanying consolidated financial statements include the accounts of the Company and all its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

In September 1997, the Company acquired a 51% member interest in Insurdata Imaging Services, LLC (IIS) (formerly Satellite Image Systems, LLC), a provider of imaging and data capture outsourcing services, from UICI for a purchase price of $2.8 million. Consequently, the purchase price paid to UICI in 1997 is presented as a distribution to UICI in stockholders' equity due to the "as if pooling of interests" accounting described below. The purchase price approximated UICI's net book value for IIS, and was paid by the Company by exchanging accounts and notes receivable due from UICI Administrators. UICI acquired 51% controlling interest of IIS on August 1, 1996, for a cash investment into IIS of $3 million. In May 1998, the Company acquired the remaining 49% interest in IIS for $1.65 million and annual earn-out payments through the year 2000 the majority of which were subject to a cumulative ceiling of approximately $1 million.

Effective January 1998, the Company acquired certain assets used in providing benefits administration services, subsequently renamed Insurdata Administrators
(IA), from a subsidiary of UICI for a purchase price of approximately $465,000. The price approximated UICI's net book value and was paid by the Company through a reduction in the principal amount of a note payable by UICI to the Company. As a result of IA's acquisition by the Company during 1998 and prior common control by UICI, the accounts of IA are presented on a combined basis with those of the Company and its subsidiaries prior to the Company's acquisition date. Consequently, the purchase price paid to UICI in 1998 is presented as a distribution to UICI in stockholders' equity due to the "as if pooling of interests" accounting described below.

                     Insurdata Incorporated and Subsidiaries

1. Description of Business and Basis of Presentation (continued)

Effective June 30, 1998, the Company acquired an 85% interest in Insurdata Marketing Services, LLC (IMS) (formerly Self Funded Strategies, LLC), from UICI for a cash purchase price of approximately $57,000 presented as a distribution to UICI in stockholders' equity. The purchase price for UICI's interest in IMS approximated UICI's net book value for its interest in this entity. UICI acquired its 85% controlling interest in IMS on October 1, 1995. The Company distributed earnings of Self Funded Strategies of $185,000 for the six months ended June 30, 1998 to UICI. As a result of IMS's acquisition by the Company during 1998 and prior common control by UICI, the accounts of IMS are presented on a combined basis with those of the Company and its subsidiaries prior to the Company's acquisition date.

Effective January 1, 1999, the Company exchanged 5% of its member interest in IMS for a reduction of future contractual commissions payable by IA and IIS to IMS. Effective September 15, 1999, the Company acquired the 20% minority membership interest, which included the 5% exchanged earlier in the period, for a purchase price of $500,000 cash paid at closing. The consideration paid by the Company exceeded the book value of the interest acquired by approximately $503,000. The excess was allocated to prepaid commissions and is being amortized over a five-year period.

Consistent with the requirements of Emerging Issues Task Force (EITF) Issue No. 90-5, "Exchange of Ownership Interests Between Entities Under Common Control" (EITF 90-5), and Interpretation 39 of Accounting Principles Board Opinion No. 16 (APB 16), the financial statements of IIS, IA and IMS have been combined with the Company's financial statements on an "as if pooling of interests" basis from the date control by UICI was established.

Therefore, the IIS, IA and IMS financial statements have been combined with the Company's financial statements beginning August 1, 1996, January 1, 1997, and October 1, 1995, respectively. The assets and liabilities of IIS, IA and IMS included in the consolidated financial statements are stated at UICI's historical carrying basis. The carrying value of the IIS, IA and IMS net assets combined on the dates UICI established control has been reflected as a contribution received from UICI in the Consolidated Statements of Stockholders' Equity. Consideration paid by the Company to acquire UICI's interest in IIS, IA and IMS has been reflected as a distribution to UICI in the Consolidated Statements of Stockholders' Equity. The Company's assets are presented on its historical basis and do not reflect UICI's price paid to acquire Insurdata, which exceeded the carrying value of the Company's net assets at the dates of acquisition of the Company's shares by UICI by approximately $21 million in the aggregate.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization of property and equipment are provided on the straight-line basis over the estimated useful lives of the respective assets or the lease term, if shorter. Amortization of assets recorded under capital leases is included in depreciation expense.

Purchased Intangible Assets

Purchased intangible assets, which consist of developed technologies, customer bases and goodwill, are being amortized on the straight-line basis over three to twenty years. The carrying value of goodwill is reviewed quarterly and decreased if facts and circumstances suggest permanent impairment. Developed technologies and customer base intangibles are reduced to their recoverable value if the carrying value exceeds expected undiscounted cash flows from the intangible asset.

Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, obligations under capital leases, notes payable and the phantom stock liability. The Company believes that the carrying amounts of these financial instruments approximate their fair value.

Research and Development Costs

The Company incurs research and development costs that relate primarily to the development of new products and major enhancements to existing services and products.

Research and development costs are comprised primarily of salaries and related benefits. The Company expenses or capitalizes, as appropriate, these research and development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. All research and development costs related to software development projects incurred prior to the time a project has reached technological feasibility are expensed. Software development costs incurred subsequent to reaching technological feasibility are capitalized. If the process of developing a new product or major enhancement does not include a detailed program design, technological feasibility is determined only after completion of a working model. All software development costs capitalized are amortized using an amount determined as the greater of (i) the gross revenue method or (ii) the straight-line method over the remaining economic life of the product (generally five years). The Company recorded amortization relating to capitalized software development costs of $645,000, $697,000 and $893,000 in the years ended December 31, 1997, 1998 and 1999, respectively.

Contract Start-up Costs

The Company capitalizes costs directly attributable to contract start-up activities in accordance with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Costs capitalized include direct labor and fringe benefits. Such costs are amortized over the life of the respective contract. All other start-up costs not directly related to contracts are expensed in accordance with SOP 98-5, Reporting on the Costs of Start-up Activities. Total contract start-up costs capitalized during the years ended December 31, 1998 and 1999 were approximately $407,000 and $664,000, respectively. The Company recorded amortization relating to contract start-up costs of $136,000 and $451,000 in the years ended December 31, 1998 and 1999, respectively.

Internal-Use Software Development Costs

In March 1998, the AICPA issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed for or Obtained for Internal-Use. The SOP, which has been adopted as of January 1, 1999, requires the capitalization of certain costs in connection with developing or obtaining internal-use software. Costs capitalized include direct labor and fringe benefits. Amortization of capitalized software is recognized on a project-by-project basis, using the straight-line method over periods not exceeding five years, commencing the month after the date of the project completion. The Company did not have internal-use software development projects in prior periods and consequently the adoption of the SOP did not have a significant affect on the results of operations as compared to prior periods.

Revenue Recognition

The Company's revenues consist primarily of transaction revenues and fees from professional services.

Transaction revenues are earned on a fee-per-unit basis. Depending on the product or service provided, the fee may be a charge per covered life or member, per transaction processed, per document or electronic transmission, or per unit serviced (such as per PC for LAN support). Transaction revenue is derived from the Company's workflow and business applications, data capture outsourcing services and technology management services. Transaction revenue is recorded in the month the services are rendered.

2.       Summary of Significant Accounting Policies (continued)

Professional services revenue consists of time and materials projects and fixed price projects. Time and materials projects are billed on a fee per hour or per day, or based upon a multiple of monthly salary, dependent upon the nature of the project. Such revenue is recorded as the services are performed. Professional services revenue on fixed price projects is recognized using the percentage-of-completion method in proportion to the hours expended compared to the total hours projected for the project. Changes in estimates of percentage-of-completion are recognized in the period in which they are determined. Provisions for estimated losses, if any, are made in the period in which the loss first becomes apparent. Professional services revenue is derived from the Company's system integration, consulting and programming services, as well as customization and implementation performed in conjunction with workflow and business application software.

Deferred Revenues

Certain contracts allow the Company to bill in advance of contract performance. Amounts billed in advance of contract performance are deferred until such amounts are recognized as revenue, in accordance with the Company's revenue recognition policy.

Concentration of Credit Risk

Revenues and the resulting accounts receivable balances potentially subject the Company to concentrations of credit risk within the claims and administrative segment of the health care industry and significant customer relationships. For the years ended December 31, 1997, 1998 and 1999, the Company's three largest customers, including UICI and its subsidiaries and affiliates (see Note 4), accounted for approximately 69%, 74% and 70%, respectively, of the Company's total revenue. For the years ended December 31, 1997, 1998 and 1999, UICI and its subsidiaries and affiliates accounted for approximately 43%, 56% and 60%, respectively, of the Company's total revenue. As of December 31, 1998 and 1999, the three largest customers accounted for 63% and 60%, respectively, of the Company's total accounts receivable. As of December 31, 1998 and 1999, UICI and its subsidiaries and affiliates accounted for approximately 47% and 54%, respectively, of the Company's total accounts receivable (see Note 4).

The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral; however, deposits for future services or products are sometimes required. Credit losses have been within management's expectations.

The Company has entered into processing agreements with its customers that have specified performance commitments. If the Company does not achieve levels of performance specified in its contracts the Company may be subject to reduced revenues, penalties, and/or cash payments to its customers. The Company recorded approximately $538,000 at December 31, 1999 related to performance commitments.

Stock-Based Compensation

The Company has elected to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. See Note 7 regarding the pro forma net income as required by the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (Statement 123).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes guidance for the reporting and display of comprehensive income and its components. The Company adopted this Statement as of January 1, 1998; however, this standard does not currently impact disclosures as the Company has no elements of other comprehensive income.

New Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

On December 3, 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, the provisions of which must be applied to the Company's financial statements no later than the first quarter of 2000. While the SAB does not change existing rules on revenue recognition, it provides additional guidance for transactions not specifically addressed by existing rules. The Company's management believes, based upon a review of the effects of the provisions of the SAB, that the SAB will not have a significant effect on the Company's revenue recognition accounting.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

3. Costs of Preparing for Public Offering

During 1998 the Company began the process of preparing for an initial public offering. Due to market conditions the Company placed the public offering of its securities on hold in September 1998. As a result, the Company expensed $726,000 of offering-related costs in the third quarter of 1998.

4. Related Party Transactions

The Company conducts a significant amount of business with its parent, UICI. The Company currently provides services to a number of UICI subsidiaries and affiliates pursuant to written agreements ranging from one to three years, with annual renewable options thereafter. These services include the use of certain of its proprietary workflow and business applications, as well as systems integration and technology management. UICI and its subsidiaries and affiliates constitute, in the aggregate, the Company's largest customer. For the years ended December 31, 1997, 1998 and 1999, UICI and its subsidiaries and affiliates, including the subsidiaries and affiliates discussed below, accounted for an aggregate of $12.6 million (43%), $24.9 million (56%) and $28.1 million (60%), respectively, of the Company's total revenues for such periods. As of December 31, 1998 and 1999, the Company had trade receivables from UICI and its subsidiaries and affiliates of $2.2 million (47%) and $3.2 million (54%), respectively. In addition to trade receivables, the Company also held various notes receivable from UICI and its subsidiaries and affiliates, amounting to $4.5 million at December 31, 1997. These notes bore interest at rates ranging from 8.25% to 10.5%. Total interest income from these notes for the years ended December 31, 1997 and 1998, was approximately $514,000 and $125,000, respectively. These notes were paid off in 1998.

UICI provides human resource administrative services to the Company, including payroll services and employee benefit management. In addition to reimbursement on a dollar-for-dollar basis for wage and benefit costs, UICI charges the Company an administrative fee of $10 per employee per pay period pursuant to a written agreement, which fee is intended to reimburse UICI for the overhead it incurs in providing these services. For the years ended December 31, 1997, 1998 and 1999, the Company paid UICI an aggregate of approximately $54,000, $73,000 and $75,000, respectively, in administrative fees under this arrangement. The Company expects UICI to continue to provide these services for the foreseeable future. The Company has also engaged other UICI subsidiaries to provide services such as printing and newsletter publication. For the years ended December 31, 1998 and 1999, the Company paid these subsidiaries an aggregate of approximately $18,000 and $20,000, respectively, for such services.

The Company leases two facilities from certain subsidiaries of UICI. The Company leases office space located in Hurst, Texas. The Company leases additional office space in Dallas, Texas, on a month-to-month basis under a verbal agreement. The Company paid an aggregate of approximately $112,000, $255,000 and $369,000 under these leasing arrangements for the years ended December 31, 1997, 1998 and 1999, respectively.

During 1998, the Company purchased certain furniture and equipment for $141,000 from a subsidiary of UICI for purchase prices equal to the subsidiary's net book value for such items. Also during 1998, the Company purchased certain furniture and equipment for $195,000 from BTSI, a UICI affiliate, for a purchase price equal to BTSI's net book value for such items.

The Company currently provides certain workflow and business applications to UICI Administrators, Inc. (UICI Administrators), a TPA owned by UICI, pursuant to a written service agreement. UICI Administrators in turn operates through an agreement with Healthcare Management Administrators, Inc. (HMA), an entity owned by Ronald L. Jensen, a director of the Company and Chairman of UICI. The Company's agreement with UICI Administrators is for a five-year term expiring in December 2001, with automatic annual renewal provisions thereafter, subject to prior notice of nonrenewal.

The Company provided accounting and management services to UICI Administrators. In exchange for these services, UICI Administrators paid the Company a fee based upon the salary, benefits and time commitment of the Company's employees who actually performed the services. The fee was intended to reimburse the Company for the costs of providing these services and therefore such fees were offset against the related expenses. Fees received from UICI Administrators amounted to $2,000, $134,000 and $143,000 for the years ended December 31, 1997, 1998 and
1999, respectively. In addition to the accounting services provided by the Company, the Company's President and Chief Executive Officer provided certain management oversight of UICI Administrators. Neither the President nor the Company received any compensation in exchange for the President's services. The accounting and management services ceased at December 31, 1999.

During 1999, the Company entered into a contract with UICI Administrators and an unrelated third party for both programming services and ongoing processing of medical insurance claims and Medicare claims. The contract provides for the Company to receive an approximate $1.1 million fixed fee for programming services payable initially in cash up to $640,000 as programming services are performed and then by a $460,000 non-interest bearing note with an estimated fair value of approximately $370,000 using an estimated implied interest rate of 8.75%. The note will be paid in equal monthly installments of $7,666 over the five-year life of the contract. The note is collateralized by the proceeds of the cancellation provisions within UICI Administrators' contract with the unrelated third party. The Company recorded approximately $812,000 in programming revenues under this contract during the year ended December 31, 1999. The Company's arrangement with UICI Administrators provides for the Company to receive its customary transaction and processing fees over the term of the contract.

HMA, an entity owned by Ronald L. Jensen, provides a significant number of services to UICI Administrators, which is a customer of the Company. HMA was formed by Mr. Jensen in July 1997. Along with UICI Administrators, HMA experienced significant operating losses in 1998. The Company had advanced approximately $1.1 million to HMA under a written promissory note dated April 30, 1998, that bore interest at prime plus 2% and was payable on demand upon 30 days prior notice. The entire balance of the note was repaid during August 1998.

Winterbrook VSO (VSO), an entity owned by Ronald L. Jensen, provides certain sales and marketing services for the Company's imaging and electronic data capture services pursuant to a verbal brokerage agreement that expired June 30, 1997. Under the agreement, VSO receives a commission computed on the amount of recurring fees under client contracts that VSO brokered on behalf of the Company. During 1997, the Company advanced funds to VSO against future commissions to be earned by VSO under the brokerage agreement. The advances were not made pursuant to a written promissory note and did not bear interest. The Company paid VSO, or offset against the outstanding balance of any advances, as applicable, fees aggregating approximately $132,000, $191,000 and $258,000 for the years ended December 31, 1997, 1998 and 1999, respectively. At December 31, 1998 and 1999, the balance of commissions owed to VSO was approximately $42,000 and $58,000, respectively. Mr. Jensen purchased VSO from UICI in July 1997.

Netlojix Communications Inc., a telephone company in which Ronald L. Jensen, Chairman of UICI and a former director of HealthAxis, and his five adult children and their affiliated trusts own a controlling interest, provides telephone services to UICI and certain subsidiaries, including Insurdata Incorporated (now HealthAxis' applications solutions group) pursuant to a written agreement. This agreement was for a 15 month term expiring November 2000 with automatic monthly renewal provisions thereafter, subject to 30 days' notice of non-renewal. In 1997 and 1998 and until August 1, 1999, Matrix Telecom, a subsidiary of Netlojix Communications, Inc., provided telephone services to Insurdata Incorporated. For the pro forma years ended December 31, 1997, 1998 and 1999, the application solutions group paid these entities approximately $46,000, $132,000 and $243,000, respectively.

Effective October 1, 1999, the Company sold its business in providing benefit administration services, namely its IA division, and its 100% member interest in IMS, to a subsidiary of UICI for a sales price in cash of approximately $459,000 and $399,000, respectively. The price approximated the Company's net book value of IA and IMS at the time of the sale.

The book value    of the assets and liabilities of the IA and IMS divisions at
September 30, 1999 were as follows:

          Cash and cash equivalents                    $   598,000
          Other current assets                             415,000
          Non-current assets                               960,000
          Liabilities                                   (1,115,000)
          Shareholders equity and                      -----------
              member interest (net book value)         $  (858,000)
                                                       ===========

5. Property and Equipment

Property and equipment, at cost, consist of the following (in thousands):

                                                    Useful Lives               December 31
                                                       (Years)            1998             1999
                                                   ---------------- ----------------- ----------------

        Computer equipment                              3 - 5          $ 12,100          $ 13,538
        Office furniture and equipment                  5 - 7             1,748             1,842
        Computer software                               3 - 5             1,978             2,421
        Leasehold improvements                          3 - 5             1,041             1,371
        Accumulated depreciation                                        (10,880)          (12,894)
                                                                    ----------------- ----------------
                                                                       $  5,987          $  6,278
                                                                    ================= ================


6. Intangible Assets

The Company's intangible assets at December 31, 1996, resulted from the application of purchase accounting to the acquisition price paid by UICI for IIS on August 1, 1996. The excess consideration paid by UICI over the fair value of the net tangible assets of IIS less minority interests determined at the date of acquisition of approximately $1.6 million was allocated initially to identifiable intangible assets with the remainder allocated to goodwill.

On May 1, 1998, the Company purchased the remaining 49% member interest in IIS for $1.65 million. The consideration paid by the Company exceeded the book value of the interest acquired by approximately $453,000. The excess purchase price over the fair value of tangible assets was allocated to intangible assets based on appraised values including $189,000 allocated to in-process research and development. The in-process research and development was expensed at the date of the acquisition. In addition to the consideration described above, the purchase of the remaining interest in IIS included annual earn-out payments through the year 2000 the majority of which was subject to a cumulative ceiling of approximately $1 million. On August 31, 1999, the Company exchanged a note receivable from the former shareholders of approximately $454,000 to settle a majority of the earn-out provision rights. The balance of the earn-out provisions was settled by the Company for approximately $79,000 in cash during the fourth quarter of 1999. The Company recorded the carrying value of the note receivable and cash payments as additional purchase price on the applicable settlement dates, which amounts are being amortized over the remaining useful lives of the assets acquired.

Intangible assets consist of the following (in thousands):

                                                 Useful Lives           December 31
                                                     (Years)         1998         1999
                                                 ---------------- ------------ ------------

         Goodwill                                      20              $ 621          621
         Customer base                                 10                377          604
         Work force                                     5                115          223
         Accumulated amortization                                       (193)        (304)
                                                                  ------------ ------------
                                                                       $ 920       $1,144
                                                                  ============ ============

7. Stock Option Plans

UICI sponsors the Founders Stock Option Plan (Founders Plan) pursuant to which UICI and the Company have granted stock options to certain key employees of the Company to purchase shares of the Company's Common Stock from UICI. Under the Founders Plan, UICI has made available for purchase an aggregate of 2,459,500 shares of Common Stock, representing 15% of the total number of shares of Common Stock held by UICI, at an exercise price of $1.80 per share. Options awarded under the plan vest ratably over a five-year period and expire 90 days after the last vesting date. The Founders Plan is administered by the Company's Board of Directors, which has the authority to determine who will receive stock options, the number of shares of Common Stock subject to such stock options and the terms, conditions, restrictions and limitations relating to an award of stock options, including the time and conditions of vesting and exercise.

On June 1, 1999, the Company's Board of Directors approved the Insurdata Incorporated 1999 Stock Option Plan (the 1999 Plan). The 1999 Plan authorized management of the Company to grant to employees up to 2,500,000 options to purchase the Company's common stock. As of December 31, 1999, 321,000 options have been granted under the 1999 Plan. The options granted became exercisable 25% on each anniversary of the date the options were awarded to the employee. No compensation expense was recognized as all options under the 1999 Plan have been granted with an exercise price not less than the fair value of the common stock on the date of grant. The Company has reserved 2,500,000 shares of the Company's common stock for issuances under the 1999 Plan.

A summary of the Company's stock option activity is as follows:

                                                       Founders Plan                       1999 Plan
                                              --------------------------------   ------------------------------
                                                                Weighted                         Weighted
                                                                Average                           Average
                                                Options      Exercise Price        Options    Exercise Price
                                              --------------------------------   ------------------------------
Outstanding at December 31, 1996                        -       $     -                    -      $     -

    Granted                                     2,066,000          1.80                    -            -

    Forfeited                                           -             -                    -            -
                                             -------------                      ------------
Outstanding at December 31, 1997                2,066,000          1.80                    -            -

    Granted                                       393,500          1.80                    -            -

    Forfeited                                    (198,000)         1.80                    -            -
                                             -------------                      ------------
Outstanding at December 31, 1998                2,261,500          1.80                    -            -

    Granted                                             -             -              321,000         4.32
    Forfeited                                    (108,200)         1.80                    -            -
    Exercised                                    (316,800)         1.80                    -            -

                                             -------------                      ------------
Outstanding at December 31, 1999                1,836,500          1.80              321,000         4.32
                                             =============                      ============



                                                       Founders Plan                       1999 Plan
                                              --------------------------------   ------------------------------
    Options exercisable at December 31,
           1998                                          443,200                                 -
           1999                                          594,300                            18,750

    Weighted average remaining
    contractual life (years) at December 31,
           1998                                             3.65                                 -
           1999                                             2.62                              3.54

The 1999 Plan granted 271,000 options at an exercise price of $3.00 per share and 50,000 options with a weighted average exercise price of $11.50 per share. The exercise price of exercisable options in the 1999 Plan is $3.00.

Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market value of the underlying stock on the date of grant, no compensation expense has been recognized. The Company recorded during 1999 an increase to stockholders' equity of $70,000 related to the tax benefit resulting from the exercise of 316,800 Founders Plan options.

Effective August 15, 1998, the Company's employees became participants in a UICI stock option plan (UICI Plan) pursuant to which UICI has granted stock options to purchase shares of UICI common stock to certain employees of the Company. There were 418,458 options granted to Insurdata employees, of which 35,772 have been exercised as of December 31, 1999 and related tax benefit of $176,000 was recorded as an increase in stockholders' equity. There were 43,192 and 33,480 options forfeited during 1998 and 1999, respectively. Each option has an exercise price of $15. Under the original terms of the grant, the options vested 20% each year beginning on August 15, 1999 and thereafter through 2001 and 40% on August 15, 2002. Effective December 14, 1999, in connection with the signing of a merger agreement with HealthAxis Inc., the vesting schedule was accelerated to provide an additional 20% vesting to all participating Company employees who were employed as of that date. Under the plan, participants are deemed to have terminated employment at any such time that their employer becomes a less than 50% owned subsidiary of UICI. Pursuant to this provision, employees of the Company are deemed to have been terminated from employment for plan purposes on January 7, 2000. As such, no additional amounts of options will vest beyond 1999 and all outstanding options under the plan will expire on March 31, 2000. These options are UICI obligations and have not been included in the Company's stock option information on the previous page. The exercise price of these options equals the market price of UICI common stock on the date of grant. As such, no compensation expense has been recognized under APB 25. All option prices when exercised are remitted to UICI.

Pro forma information regarding net income required by Statement 123 has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The weighted-average fair value per share of options granted in the Founders Plan during 1997 and 1998 was $.41 and $.35, respectively. The weighted-average fair value per share of options granted in the UICI Plan during 1998 was $3.06. The weighted-average fair value per share of options granted in the 1999 Plan during 1999 was $1.50. The fair value of the options was estimated using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1998 and 1999, respectively: risk-free interest rate of 6.70%, 5.71% and 5.81%; a volatility factor of 0.38,
0.38 and 0.67; no dividend yield and an expected life of four years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including, for publicly held companies, expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands):
                                           Year ended December 31
                                   1997             1998             1999
                              --------------- ----------------- ---------------

Pro forma net income            $ 1,759          $ 1,587            $ 810


8.   Income Taxes

Commencing with the tax year ended December 31, 1997, the Company is included in the consolidated income tax returns of UICI.

The Company has a verbal tax sharing agreement with UICI. Under this agreement, except as described below, the Company remits payments to UICI or receives payments from UICI for tax expense or benefit computed as if the Company filed a separate income tax return. Based on this agreement, taxes receivable of $388,000 at December 31, 1999, are primarily receivable from UICI, not from the taxing authorities. The Company's tax provision and related tax accounts have been prepared on a separate return basis.

Certain taxable income and losses related to IMS and IIS were included in UICI's consolidated tax return prior to the Company acquiring those entities. Subsequent to acquisition of those entities by the Company, such entities were subject to the Company's verbal tax sharing agreement with UICI. Consequently, prior to acquisition of such entities settlement of the related tax expense and benefits through the Company's tax sharing agreement did not occur. The resulting taxes payable or receivable are reflected in stockholders' equity as a contribution from UICI of $132,000 and $216,000 for the years ended December 31, 1997 and 1998, respectively.

IMS and IIS are limited liability corporations (LLCs) which are treated as partnerships for federal income tax purposes. Accordingly, minority interests in the LLCs are determined before income tax expense or benefit associated with the income or loss of the LLC.

The components of the provision for income taxes are as follows (in thousands):

                                      Year ended December 31
                                 1997           1998            1999
                            -------------- --------------- -------------
   Current:
      Federal                  $   916         $ 535           $ 135
      State                        154           139              44
                            -------------- --------------- -------------
   Total current                 1,070           674             179

   Deferred:
      Federal                      104           172             550
      State                         21            34             103
                            -------------- --------------- -------------
   Total deferred                  125           206             653
                            -------------- --------------- -------------
   Total provision for
    income taxes               $ 1,195         $ 880           $ 832
                                 ============== =============== =============

The effective income tax rate on income before income taxes differed from the federal income tax statutory rate for the following reasons (in thousands):

                                                           Year ended December 31
                                                     1997            1998           1999
                                                 -------------- --------------- -------------

   Income tax provision:
      Based upon the federal statutory rate         $   979          $ 965           $ 749
      State income tax, net of federal benefit          115            114             104
      Benefit associated with minority interest
       in loss of subsidiary                             73              6             (32)
      Research and development credit                    -            (124)              -
      Other                                              28            (81)             11
                                                 -------------- --------------- -------------
                                                     $1,195          $ 880           $ 832
                                                 ============== =============== =============



The Company's deferred tax assets and liabilities consist of the following (in thousands):

                                                            December 31
                                                         1998          1999
                                                    ------------- -------------
   Deferred tax assets:
      Excess of book over tax depreciation           $     57      $     57
      Basis in limited liability companies                 81             -
      Phantom stock compensation                          392           261
      Intangibles                                         145           150
      Other                                                 -             9
                                                    ------------- -------------
   Total deferred tax assets                              675           477

   Deferred tax liabilities:
     Software development and contract
       start-up costs                                     562         1,017
                                                    ------------- -------------
   Total deferred tax liabilities                         562         1,017
                                                    ------------- -------------
   Net deferred tax assets (liabilities)              $   113       $  (540)
                                                    ============= =============

9. Lease Commitments

The Company leases equipment under capital leases and leases its headquarters and certain other facilities under operating leases. Minimum noncancelable lease payments required under operating and capital leases for the years subsequent to December 31, 1999, are as follows (in thousands):

                                                 Operating          Capital
                                                   Leases           Leases
                                              ----------------- ----------------

   2000                                         $    1,263         $    172
   2001                                              1,137              158
   2002                                                834                2
   2003                                                575                -
                                              ----------------- ----------------
   Total                                        $    3,809              332
                                              =================
   Less amount representing interest                                    (32)
                                                                ----------------
   Present value of minimum lease payments                              300
      Less current portion                                             (148)
                                                                ----------------
                                                                    $   152
                                                                ================

Rent expense totaled approximately $884,000, $1,367,000 and $1,824,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

10. Employee Benefit Plans

The Company adopted the Insurdata Incorporated 401(k) and Profit Sharing Plan (the Insurdata Plan) on July 1, 1988, for the benefit of employees meeting certain age and service requirements. The Insurdata Plan provided for a Company match of up to 25% of the employee contributions up to a maximum of 2% of eligible employee compensation. The Plan was discontinued effective April 1, 1997. Employer matching contributions to the Insurdata Plan amounted to $3,000 for the year ended December 31, 1997.

Effective April 1, 1997, eligible employees of the Company became participants in the UICI Employee Stock Ownership Plan (the Plan). On January 1, 1998, the Plan was converted to the UICI Employee Stock Ownership and Savings Plan, which is a combination ESOP/401(k) plan. Under the Plan, the Company contributed 3% of qualified salary up front and matched 50% of employee contributions up to 6% of eligible employee compensation. Employer contributions vest 10% and 20% per year for the first four years and the next three years, respectively. All Company contributions are invested in UICI common stock. Employer contributions to the ESOP were $353,000, $600,000 and $801,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

Effective January 1, 1997, the Company began participating in the UICI Special Total Ownership Plan (the STOP Plan). Under the STOP Plan, UICI makes periodic discretionary contributions to a trust on behalf of employees of UICI and its subsidiaries, including the Company. The plan invests 100% of these contributions in UICI common stock. The Company recorded compensation expense of $126,000 and $44,000 related to the STOP Plan for the years ended December 31, 1997 and 1998, respectively.

In 1992, the Company adopted the Insurdata Incorporated Key Person Award Program (the KPA Plan), which provided for profit sharing and phantom stock awards for certain key employees of the Company. The Company awarded a total of 1,050,000 shares of phantom stock under the KPA Plan. Except for ongoing payments associated with awards of phantom stock, the KPA Plan terminated on December 31, 1996.

Under the KPA Plan, shares of phantom stock could be redeemed for cash under certain circumstances, including termination of employment, with payment occurring in one lump sum without interest or, at the election of the Company, in a maximum of five equal annual installments, with interest at the lower of the prime rate or 10%. All shares of phantom stock awarded under the plan were redeemed by the holders thereof at a market price of $1.80 per share effective December 31, 1996. Payment of the cash value is being made by the Company in five equal annual installments, including interest. The long-term phantom stock liability is approximately $.7 million and $.3 million at December 31, 1998 and 1999, respectively. The current phantom stock liability is approximately $.3 million at December 31, 1999.

Upon the acquisition of IIS by UICI in August 1996, the management of IIS was granted a 5% interest in IIS to be earned over a two-year period. The Company has recorded the related unearned compensation as a reduction of stockholders' equity. Compensation expense recorded for this agreement was $147,000 and $86,000 for the years ended December 31, 1997 and 1998, respectively.

11. Year 2000 Issue (Unaudited)

Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. If not corrected, such computer applications could fail or create erroneous results. The problems associated with this issue could appear in hardware, operating systems and other software programs. The Company took steps to prevent these issues from adversely affecting its future operating results. The Company's management believes its proprietary software used to deliver services to its customers is Year 2000 compliant. Costs related to addressing the Year 2000 issue has been insignificant prior to 1999 and approximately $125,000 during 1999.

12. Subsequent Events

On December 6, 1999, the Company signed a Merger Agreement with HealthAxis.com, Inc. (HealthAxis), whereby the Company's shareholders agreed to exchange their 100% ownership of the Company for an ownership interest in the combined entity. Closing of the transaction occurred on January 7, 2000. At closing, each issued and outstanding share of Insurdata Common Stock was surrendered and converted into 1.33 shares of HealthAxis Common Stock. The Insurdata Common Stock was simultaneously cancelled and retired and HealthAxis is the surviving entity of the merger. It is anticipated that the merger will be treated as a Tax-Free Reorganization within the meaning of Section 368 (a) of the Internal Revenue Service Code. HealthAxis is a Web-based retailer of health insurance products and related consumer services.

On January 26, 2000, HealthAxis entered into a merger agreement and plan of reorganization with HealthAxis, Inc. (HAI, formerly Provident American Corporation). The merger is structured so that HAI will be the surviving publicly traded company and HealthAxis will be merged with and into HealthAxis Acquisition Corp., a wholly owned subsidiary of HAI.